Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD THIRD QUARTER 2013 RESULTS

Berwyn, PA, October 29, 2013 – AMETEK, Inc. (NYSE: AME) today announced strong third quarter results that established records for sales and operating income. In addition, backlog at September 30, 2013 of $1.2 billion was an all-time high.

AMETEK’s third quarter 2013 sales of $890.0 million were up 6% over the same period of 2012. Operating income was $204.7 million in the quarter, a 9% increase from the $188.2 million recorded in the same period of 2012. Operating margins improved 60 basis points to 23.0% in the third quarter of 2013. Net income increased 11% to $127.9 million, from $115.4 million in last year’s third quarter. Diluted earnings per share increased 11% to $0.52 per diluted share, from the third quarter 2012 level of $0.47 per diluted share.

“AMETEK achieved excellent results in the third quarter. Despite continued soft economic conditions, we were able to deliver record levels of sales and operating income on the strength of our long-cycle businesses and operational excellence initiatives. In addition, orders were very strong in the quarter, totaling $937 million, up 17% from last year’s third quarter with 7% core growth,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

In the third quarter, we recognized a gain on the sale of a facility. The gain was offset by increased investment in organic growth initiatives and higher than normal acquisition related costs in the quarter.

For the nine months ended September 30, 2013, AMETEK sales increased 6% to $2.65 billion, compared with $2.49 billion during the same period of 2012. Operating income increased 9% to $604.5 million, from $555.9 million earned in the first nine months of 2012. Net income for the first nine months was $381.3 million, up 12% from $339.2 million in the same period of 2012. Diluted earnings per share were $1.55 for the first nine months of 2013, up 12% from $1.39 per diluted share in the first nine months of 2012.

Electronic Instruments Group (EIG)
In the third quarter, EIG sales increased 9% to $499.8 million. Operating income in the third quarter of 2013 increased 14% to $138.9 million, compared with $121.6 million in the third quarter of 2012. Operating margins were 27.8% in the third quarter, up 120 basis points from 26.6% in last year’s third quarter.

“EIG had a very strong third quarter. Sales grew 9% on continued strength in our oil and gas and aerospace businesses, combined with contributions from our acquisitions of Micro-Poise and Controls Southeast,” said Mr. Hermance.

—MORE—

AMETEK ANNOUNCES RECORD THIRD QUARTER 2013 RESULTS

Electromechanical Group (EMG)
For the third quarter of 2013, EMG sales increased 2% to $390.2 million. Third quarter operating income was $77.5 million, up slightly from the same period of 2012. Operating margins were 19.9%, versus 20.2% in last year’s third quarter.

“EMG also had a solid third quarter. Sales were up on strong growth in our Precision Motion Control business and in our Floorcare and Specialty Motors business. Additionally, organic orders were very strong in the quarter, up 9% over the prior year’s quarter,” commented Mr. Hermance.

2013 Outlook
“We are very pleased with the performance of our business in the third quarter and are especially encouraged by the strength in orders. While we remain cautious around the pace of global economic activity, we continue to believe our strong portfolio of businesses, increased organic growth investments, operational excellence initiatives, and a continued focus on increasing shareholder value through strategic acquisitions will enable us to perform well through the remainder of 2013 and beyond,” added Mr. Hermance.

“We anticipate full year 2013 revenues to be up mid-single digits on a percentage basis from 2012. We expect earnings for 2013 to be approximately $2.09 per diluted share, up 11% from last year,” added Mr. Hermance.

“Fourth quarter sales are expected to be up high single digits on a percentage basis over last year’s fourth quarter, with organic sales up mid-single digits on a percentage basis. We estimate our earnings to be approximately $0.54 per diluted share, an increase of 10% over last year’s fourth quarter of $0.49 per diluted share,” he concluded.

—MORE—

AMETEK ANNOUNCES RECORD THIRD QUARTER 2013 RESULTS

Conference Call
AMETEK will webcast its Third Quarter 2013 investor conference call on Tuesday, October 29, 2013, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call also will be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #
(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$890,006	$839,373	$2,651,668	$2,492,423

Operating expenses:
Cost of sales, excluding depreciation	572,125	541,454	1,713,797	1,609,490
Selling, general and administrative	98,969	96,021	291,489	286,703
Depreciation	14,226	13,734	41,848	40,312

Total operating expenses	685,320	651,209	2,047,134	1,936,505

Operating income	204,686	188,164	604,534	555,918
Other expenses:
Interest expense	(18,243)	(18,958)	(54,720)	(56,638)
Other, net	(6,291)	(3,518)	(11,482)	(7,606)

Income before income taxes	180,152	165,688	538,332	491,674
Provision for income taxes	52,288	50,291	157,001	152,440

Net income	$127,864	$115,397	$381,331	$339,234

Diluted earnings per share	$0.52	$0.47	$1.55	$1.39

Basic earnings per share	$0.52	$0.48	$1.56	$1.41

Weighted average common shares outstanding:
Diluted shares	245,930	244,229	245,815	243,552

Basic shares	244,049	242,138	243,667	241,164

Dividends per share	$0.06	$0.06	$0.18	$0.16

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales:
Electronic Instruments	$499,847	$457,074	$1,467,687	$1,378,010
Electromechanical	390,159	382,299	1,183,981	1,114,413

Consolidated net sales	$890,006	$839,373	$2,651,668	$2,492,423

Income:
Segment operating income:
Electronic Instruments	$138,934	$121,579	$400,255	$362,255
Electromechanical	77,480	77,324	238,874	226,961

Total segment operating income	216,414	198,903	639,129	589,216
Corporate administrative and other expenses	(11,728)	(10,739)	(34,595)	(33,298)

Consolidated operating income	$204,686	$188,164	$604,534	$555,918

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$254,878	$157,984
Receivables, net	532,092	507,850
Inventories	449,133	428,935
Other current assets	72,454	69,974

Total current assets	1,308,557	1,164,743

Property, plant and equipment, net	383,594	383,483
Goodwill	2,300,466	2,208,239
Other intangibles, investments and other assets	1,468,605	1,433,591

Total assets	$5,461,222	$5,190,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$164,926	$320,654
Accounts payable and accruals	567,295	559,315

Total current liabilities	732,221	879,969

Long-term debt	1,135,164	1,133,121
Deferred income taxes and other long-term liabilities	659,609	641,815
Stockholders’ equity	2,934,228	2,535,151

Total liabilities and stockholders’ equity	$5,461,222	$5,190,056